Exhibit 99.1

Ault Global Holdings’ Subsidiary BitNile Purchases 16,000 Bitcoin Miners From BITMAIN, Including S19 XP and S19j Pro Antminers

BitNile’s Hash Rate Expected to Increase to Approximately 2.16 EH/s Once All Miners Are Fully Deployed

Las Vegas, NV, November 18, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW), a diversified holding company (the “Company”), announced today that its subsidiary, BitNile, Inc. (“BitNile”), has entered into contracts with Bitmain Technologies Limited (“BITMAIN”), to purchase an additional 16,000 Bitcoin miners. These purchase agreements represent the achievement of BitNile’s stated goal of obtaining no less than 20,000 Bitcoin miners. The purchase includes both the environmentally friendly S19 XP Antminers that feature a processing power of 140 terahashes per second (TH/s) with an energy consumption of 3.01 kilowatt-hours (kWh) and the S19j Pro Antminers that feature a processing power of 100 TH/s with an energy consumption of 2.95 kWh.

Based on current delivery schedules, BitNile expects that the 16,000 newly purchased miners will ship from BITMAIN between March 2022 and September 2022. As a result, BitNile’s mining operations are expected to consist of 20,000 Bitcoin miners, producing approximately 2.16 exahashes per second (EH/s), once all miners are fully deployed and operational. The Company estimates a range of gross annualized revenues from Bitcoin mining of between $295 million and $320 million with margins, net of power costs, of approximately 90%, based on a market value of Bitcoin of between $60,000 and $65,000 and current market conditions, including a mining difficulty level of 21 trillion. The completion of the purchase of the 16,000 Bitcoin miners is subject to the Company raising the additional capital required, and there can be no assurances that the capital will be raised on the timeline required under the purchase agreements.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “Ault Global is pleased to announce the expansion of our strong partnership with BITMAIN, the global leader in cryptocurrency mining and technology. These new purchase orders continue to demonstrate our commitment to our strategic initiatives of becoming one of the top 10 publicly traded Bitcoin mining companies and building one of the most efficient Bitcoin mining operations in the industry. We reconfirm our belief that Bitcoin mining is a fundamental pillar of the digital currency ecosystem and we intend to be a key contributor to help build a borderless, decentralized and environmentally conscious economic future.”

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings with the SEC and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235